EXHIBIT 10.30

August 26, 2025

Julie Rockett

Dear Julie:

I am pleased to confirm our offer for the position of Vice President, Chief People Officer, reporting to Martina McIsaac. The effective date of your change is August 25, 2025.

As an exempt associate, your starting annual base salary will be $310,000.00 This will be earned and paid every other Thursday at the biweekly rate of $11,923.08, less payroll deductions, required taxes and withholdings.

In addition, you will be eligible to participate in the annual company bonus at a target of 35% of your annual base pay. This bonus may be pro-rated based upon your transfer date and is not guaranteed but based upon company and individual performance.

In addition, you will be eligible for an annual equity target of $100,000.00. The equity is currently granted as 50% Performance Stock Units (PSUs) with a three (3) cliff vesting schedule, and 50% Restricted Stock Units (RSUs) that will vest 25% per year over four (4) years. This grant is typically made in November. Because your start date is before the start of the new fiscal year, you will be eligible for the new grant rate effective with the FY26 grant.

Bonus and equity grants are not guaranteed but based upon company and individual performance as well as Board approval. Please note that bonus and equity targets may vary each year.
You will be eligible for a leased Company vehicle equipped with a telematics device. Installation of the telematics device is mandatory and a condition of your employment.  The Company will pay for the insurance, maintenance, and gas for the vehicle.

If you would prefer to participate in our vehicle allowance program instead of accepting a vehicle, you will receive a monthly vehicle allowance in the amount of $999.79, less deductions required by law, paid on a biweekly schedule. Please be advised that this benefit is considered income and may have tax implications.  You should consult a tax expert for advice on this benefit.

The Company reserves the right to change or discontinue the MSC Fleet Vehicle Program and/or car allowance program from time to time at its sole discretion with or without notice.

This position carries unlimited vacation, scheduled with the approval of management.
Please review this information and feel free to contact me if you have any questions. We look forward to your reply and ask for a response to this offer by Friday, August 29, 2025 .

Julie, on behalf of everyone at MSC, congratulations on your new role and I wish you much success.

Sincerely,

Martina McIsaac

Martina McIsaac
President and COO

I accept the offer of Vice President, Chief People Officer as presented in this document:

/s/ Julie Rockett	8/27/2025
Julie Rockett	Date